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Exhibit 11:

                         OIL-DRI CORPORATION OF AMERICA
                       COMPUTATION OF NET INCOME PER SHARE
                   (IN THOUSANDS EXCEPT FOR PER SHARE AMOUNTS)

                                                          YEAR ENDED JULY 31
                                                          ------------------
                                                   2003         2002            2001
                                                   ----         ----            ----
Net income (loss) available to stockholders     $    3,083    $  (1,094)     $      913
                                                ==========    =========      ==========
   (numerator)

Shares Calculation
   (denominator)

Average shares outstanding -
   Basic                                             5,574        5,614           5,613

Effect of Dilutive Securities:

Potential Common Stock relating
   To stock options                                    134           --              --
                                                ----------    ---------      ----------

Average shares outstanding -
   Assuming dilution                                 5,708        5,614           5,613
                                                ==========    =========      ==========

Net Income (Loss) Per Share:
   Basic                                        $     0.55    $   (0.19)     $     0.16
                                                ==========    =========      ==========

   Diluted                                      $     0.54    $   (0.19)     $     0.16
                                                ==========    =========      ==========

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